Exhibit 99.1


         Magnetek Announces Fiscal 2004 Second-Quarter Results

   LOS ANGELES--(BUSINESS WIRE)--Jan. 30, 2004--Magnetek, Inc. (NYSE:
MAG):

   -- Quarterly revenue increased 13% to $58.1 million from $51.3 million last year

   -- Book-to-bill improved sequentially to 1.14-to-1:00; backlog hit three-year high

   -- Gross profit margin continued to rise; stock offering generated $18.5 million

   Magnetek, Inc. (NYSE: MAG) today reported its results for the second quarter and first half of fiscal 2004, ended December 31, 2003. Revenue for the quarter was up 13% to $58.1 from $51.3 million in the second quarter of fiscal 2003, and up 15% from $50.4 million in the first quarter of fiscal 2004. First-half revenue in fiscal 2004 amounted to $108.5 million against $94.1 million in the prior-year first half, a 15% increase.
   In the fiscal 2004 second quarter, the Company reported a net loss of $.15 per share, including $.08 related to an increase in accounts receivable reserves and factory moving costs. This compares with a loss of $1.70 in last year's second quarter, which included inventory and long-term asset impairment charges equivalent to $1.64 per share. The loss in the first half of fiscal 2004 was $.30 per share against a loss of $1.03 per share in fiscal 2003, which included both the asset impairment charge taken in the second quarter of the year and a gain on the termination of a retiree medical plan in the first quarter of the year.
   On October 8, Magnetek sold 4.2 million shares of common stock in a private placement, raising approximately $18.5 million, which was used to repay most of the Company's bank debt. As a result, shareholders' equity increased 24% to nearly $100 million, and Magnetek's debt-to-capitalization ratio improved from 25% at the end of the first quarter to 12% at the end of the second quarter. The Company's shares outstanding increased to approximately 28.5 million.
   "The stock offering greatly strengthened our financial position, giving us the liquidity and operating flexibility we need to pursue our strategic plan," said Magnetek's chief executive, Andrew Galef. "We will continue to maintain our bank facilities in both the U.S. and Europe to support future growth needs."

   Operating Results and Outlook

   Magnetek's gross margin increased to 22.2% in the December quarter, its highest level in over a year. "We believe that the sales growth and gross-margin expansion we are beginning to see are based not only on improving market conditions," Mr. Galef said, "but also on our strategy of increasing emphasis on `smart' power products and higher-margin systems, redeploying manufacturing for cost savings consistent with customer service, sharpening our telecom power focus, and establishing strongholds in emerging digital power markets like alternative energy."
   While Magnetek's revenue and gross profit continued to increase in the second quarter, its R&D investments also increased by 16% sequentially, aimed at driving growth in emerging markets. In addition, however, SG&A expense increased 27% from the prior quarter, largely to accelerate the ramp-up of production at the Company's new factory in China and to reserve for a customer bankruptcy in Europe, which occurred in January.
   The Company's book-to-bill ratio for the second quarter was 1.14 to 1:00, up from 1.03-to-1 in the first quarter, on 15% higher sales. Backlog stood at nearly $62 million at the end of the second quarter, up from $54 million in first quarter. "Based on our booking rates and order backlog -- which is the highest it has been in over two years -- we are quite optimistic about our prospects for the second half of fiscal 2004," Mr. Galef concluded.

   Conference Call Webcast

   This morning, at 11:00 a.m. Eastern time, Mr. Galef and other members of management will host a conference call to discuss Magnetek's results. The call will be webcast live on the Company website, www.magnetek.com. Those interested in listening should register early to download and install any necessary audio software. For those who cannot listen to the call live, a replay will be available by phoning 888-286-8010 (passcode 78685864) through February 6 and on Magnetek's website through April 30, 2004.
   Magnetek, Inc. manufactures digital power supplies and systems used in distributed power generation, industrial controls, medical electronics, semiconductor processing, consumer products, transportation, communications, information technology and other applications requiring highly reliable, precise, energy-efficient power. The Company operates manufacturing and research facilities in North America, Europe and China and reported total revenue of $202 million for its 2003 fiscal year, which ended on June 30, 2003.

   This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for the second quarter of the fiscal year ending June 30, 2004. These forward-looking statements are based on the Company's expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include unanticipated financial results of operations, audit-related findings and their effect on the Company's expected financial results, lack of certainty as to when and how market recoveries may manifest themselves and the actual effect such recoveries will have on the Company. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

                            Magnetek, Inc.
                  Consolidated Results of Operations
                 (in thousands except per share data)

                               Three months ended    Six months ended
                                  December 31,         December 31,
                                  (Unaudited)          (Unaudited)
Results of Operations:           2003      2002       2003      2002

Net sales                     $ 58,091  $ 51,268   $108,526  $ 94,094
Cost of sales(1)                45,188    45,026     85,277    78,068
Gross profit                    12,903     6,242     23,249    16,026
Research and development         3,285     2,945      6,128     5,458
Selling, general and
 administrative(2)              13,255     9,951     23,725    19,415
Gain from termination of
 retiree medical plan               --        --         --   (27,771)
Asset impairment(3)                 --    34,019         --    34,019
Loss from operations            (3,637)  (40,673)    (6,604)  (15,095)
Interest and other expense         411       233      1,083       419
Loss before provision for
 income taxes                   (4,048)  (40,906)    (7,687)  (15,514)
Provision (benefit) for
 income taxes                       --      (721)        --     8,928
Net loss                      $ (4,048) $(40,185)  $ (7,687) $(24,442)

Per common share:
Net loss per common share
 -- basic & diluted           $  (0.15) $  (1.70)  $  (0.30) $  (1.03)

Weighted average shares
 outstanding -- Basic and
 diluted                        27,618    23,632     25,709    23,623

(1) Includes $4.7 million charge for telecom-related inventory in periods ended December 31, 2002

(2) Includes $1.7 million charge for accounts receivable and $0.6 million related mainly to plant closure and relocation costs in periods ended December 31, 2003

(3) Includes $33.4 million charge for telecom-related goodwill and $0.6 million for fixed assets in periods ended December 31, 2002


Other Data:

Depreciation and amortization $  2,560  $  2,406   $  5,041  $  4,581
Capital expenditures          $  1,731  $  1,573   $  2,506  $  2,704


                                                    Dec. 31,  June 30,
Balance Sheet Data:                                   2003      2003

Working capital (excluding current portion of LTD) $ 64,504  $ 61,228
Total assets                                        281,248   280,651
Total long-term debt (including current portion)     12,908    26,702
Common stockholders' equity                          98,530    79,671



                            Magnetek, Inc.
                      Consolidated Balance Sheet
                            (in thousands )

                                             Dec. 31,     June 30,
                                               2003         2003

Cash                                       $   2,758    $   1,680
Accounts receivable, net                      49,049       46,745
Inventories                                   49,584       48,843
Prepaid and other                              9,358       12,908
  Total current assets                       110,749      110,176

Net PP&E                                      33,694       33,794
Goodwill                                      64,104       63,067
Prepaid pension and other assets              72,701       73,614
  Total assets                             $ 281,248    $ 280,651

Accounts payable                           $  33,016    $  35,496
Accrued liabilities                           13,229       13,452
Current portion of long-term debt                701          805
  Total current liabilities                   46,946       49,753

Long-term debt, net of current portion        12,207       25,897
Other long-term obligations                  117,317      118,861
Deferred income taxes                          6,248        6,469

Common stock                                     285          237
Paid in capital in excess of par value       127,652      106,541
Retained earnings                             73,272       80,959
Accumulated other comprehensive loss        (102,679)    (108,066)
  Total stockholders' equity                  98,530       79,671

  Total liabilities and equity             $ 281,248    $ 280,651


    CONTACT: Magnetek, Inc.
             Robert Murray, 310-689-1610
             bmurray@magnetek.com